Exhibit 99.1
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Thursday June 6, 5:16 pm Eastern Time

Press Release

SOURCE: Recreation USA

Recreation USA Names Anthony D. Borzillo Vice President and CFO

FT. LAUDERDALE, Fla., June 6 /PRNewswire-FirstCall/ -- Holiday RV Superstores, Inc. (Nasdaq: RVEE - News) announced today it has named Anthony D. Borzillo as vice president and chief financial officer.

Borzillo will guide and oversee all financial matters of the Company; he will also be responsible for performing the function of chief accounting officer.

Prior to joining Recreation USA, Borzillo served as the corporate controller and director of financial planning of TIMCO Aviation Services, Inc., which had revenues in excess of $800 million at one time (formerly Aviation Sales Co.). In that capacity, Borzillo was responsible for internal and external financial reporting, company-wide internal controls, as well as for the budgeting process. Prior to his position at TIMCO, Borzillo was an auditor with Arthur Andersen LLP in Miami, Fla., where he reached the level of experienced manager.

"We are extremely pleased to have Anthony as a member of our senior management team," said Marcus A. Lemonis, president, chairman and CEO. "He brings with him the financial skills to help Recreation USA achieve the growth and profitability which I believe are possible."

About Recreation USA

Recreation USA operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina, Virginia and West Virginia. Recreation USA, the nation's only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV and 13 boat brands. The Company also markets its offerings through its Internet site at www.RecUSA.com.

The private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than- expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, please see our filings with the Securities and Exchange Commission.